Exhibit 10.1
AMENDMENT NO. 1 TO
2019 EQUITY INCENTIVE PLAN
OF
INFINITY PHARMACEUTICALS, INC.
The 2019 Equity Incentive Plan, as amended (the “Plan”) of Infinity Pharmaceuticals, Inc. is hereby amended as follows:
1.    Section 4(c) of the Plan is hereby deleted and new Sections 4(c) is inserted in lieu thereof which shall read as follows:
“(c) Awards to Non-Employee Directors.
1.Initial Grant. Upon the commencement of service on the Board by any individual who is not then an employee of the Company or any subsidiary of the Company, such person shall automatically be granted a Nonstatutory Stock Option (as defined below) to purchase 90,000 shares of Common Stock (subject to (i) adjustment under Sections 4(c)(5), 4(c)(6) and 10 and (ii) the limitations set forth in Section 4(b)).
2.Annual Grant. On the date of each annual meeting of stockholders of the Company, each member of the Board of Directors of the Company who is both serving as a director of the Company immediately prior to and immediately following such annual meeting and who is not then an employee of the Company or any of its subsidiaries, shall automatically be granted a Nonstatutory Stock Option to purchase 45,000 shares of Common Stock (subject to (i) adjustment under Sections 4(c)(5), 4(c)(6) and 10 and (ii) the limitations set forth in Section 4(b)); provided, however, that a director shall not be eligible to receive an option grant under this Section 4(c)(2) unless such director served on the Board on the last day of the immediately preceding calendar year.
3.Additional Grants. Upon the commencement of service in the following positions by any individual who is not then an employee of the Company or any of its subsidiaries, and each anniversary thereafter that such individual is continuing to serve in such position, such person shall automatically be granted a Nonstatutory Stock Option to purchase the number of shares of Common Stock (subject to (i) adjustment under Sections 4(c)(5), 4(c)(6) and 10 and (ii) the limitations set forth in Section 4(b)) indicated below:
(A) if the individual serves as chair of the Board, a Nonstatutory Stock Option to purchase 12,000 shares of Common Stock; and
(B)if the individual serves as lead outside director of the Board and is not also chair of the Board, a Nonstatutory Stock Option to purchase 10,000 shares of Common Stock.
4.Terms of Director Options. Options granted under this Section 4(c) shall (i) have an exercise price equal to the Grant Date Fair Market Value of the Common Stock (as defined below), (ii) vest in equal quarterly installments (with respect to one-eighth (1/8th) of the shares subject to the Option grant in the case of Initial Grants under Section 4(c)(1) and with respect to one-fourth (1/4th) of the shares subject to the option grant in the case of Annual Grants and Additional Grants under Sections 4(c)(2) and (3) respectively) on the last day of each calendar quarter provided that the individual is serving on the Board or in the positions listed in Section 4(c)(3), as applicable, on such date, provided that no additional vesting shall take place after the Participant ceases to serve as a director and further provided that the Options granted under this Section 4(c) shall immediately vest in the case of death, disability or change in control, (iii) expire on the earlier of 10 years

Exhibit 10.1
from the date of grant or one year following cessation of service on the Board and (iv) contain such other terms and conditions as the Board shall determine.
5.Board Discretion. The Board retains specific authority to increase or decrease from time to time the number of shares subject to the Options granted under this Section 4(c).
6.Non-Exclusive Grants. The Board retains the specific authority to grant other Awards in addition to or in lieu of some or all of the Options provided for in this Section 4(c).
Except as set forth above, the remainder of the Plan remains in full force and effect.

Adopted by the Board of Directors on March 25, 2022.